SUPPORT.COM

August 27, 2020

Christine Kowalczyk

Dear Christine,

On behalf of Support.com, a Delaware Corporation ("the Company"), we are pleased to offer you the position of **Chief Operating Officer** reporting to **Lance Rosenzweig, President and CEO,** with a start date of August 31, 2020 This offer is contingent upon the completion of satisfactory background and reference checks.

The offer will include an annual equivalent **base salary of $250,000.** The base salary will be paid bi-weekly in accordance with the Company's normal payroll procedures. You will also be eligible for bonus compensation under the Company's Executive Incentive Compensation Plan ("Incentive Plan"). Your maximum annual bonus opportunity under the Incentive Plan will be **30%** of your annual salary, for an annual equivalent On Target Earnings **(OTE) of $325,000.** The Incentive Plan has a corporate performance component and an individual Management by Objectives (MBO) component. Any such bonus shall be paid following the close of the period when results are reported by the Company in accordance with its policies and procedures.

As a Company employee, you will also be eligible to receive all employee benefits, which will include health care (medical, vision, prescription drug, dental, hospital) and life and disability insurance (life, accidental death and dismemberment, long term disability, short term disability), vacation (paid time off) of **20 days** (with a maximum accrual of 25 days; 1 additional day earned per year) per annum and **10 public holidays** in accordance with the company's published schedule, etc., along with **2 personal days** to use at your discretion. You should note that the Company reserves the right to modify compensation and benefits from time to time, as it deems prudent.

Subject to the terms and conditions of the Support.com 2014 Inducement Award Plan (Stock Plan) and the Company's standard grant terms, the Company will issue you **100,000 non-qualified stock options** with an exercise price equivalent to the share price on the date of grant. As long as you continue to be employed by the Company, these options will vest monthly, in equal amounts over the course of the year. In the event the Company makes a special dividend of cash to each shareholder, the exercise price of any options granted to you will be reduced to reflect the amount of the dividend for each share.

You should be aware that your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause.

You are also eligible for severance benefits as described in the attached Addendum.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us during your Orientation period (schedule to be confirmed), or our employment relationship with you may be terminated.

Assuming you accept this offer and start work on or about the Start Date specified above, the Company will pay to you a Sign-On Bonus of **twenty-five thousand dollars ($25,000.00)**, grossed up, payable in the first regular payroll after your Start Date. If you voluntarily resign from your position any time within the first year of your Start Date, you will owe back to the Company a pro-rata portion of the Sign-On Bonus. If your employment terminates during the first year for any reason other than your own voluntary resignation, or if your employment terminates for any reason at all after the first year anniversary of the Start Date, you will not owe back any portion of the Sign-On Bonus

You agree that, during the term of your employment with the Company, you will not actively engage in any other employment, occupation, consulting or other business directly or indirectly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

As a Company employee, you will be expected to abide by the Company's rules and regulations. You will be expected to sign and comply with an Employment, Confidential Information and Invention Assignment Agreement (the "CIIA") that requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company and non-disclosure of proprietary information. Your employment will be contingent upon and not be deemed effective until you have executed and returned the CIIA to the Company.

As provided in the CIIA, in the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by JAMS in San Mateo County, California (or some other mutually agreed upon location) under the National Rules for the Resolution of Employment Disputes. The Company agrees to pay the fees and costs of the arbitrator and for your reasonable travel fees to San Mateo County, California to attend the arbitration. However, as also provided in the CIIA, we agree that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of the other party's trade secrets or proprietary information.

To indicate your acceptance of the Company's offer, please sign and date this letter on or before, <Date> and return it to me. This letter, along with the agreement relating to proprietary rights between you and the Company, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by a designated representative of the Company and you.

We look forward to working with you.

Sincerely,

Brenda Poquette

Brenda Poquette

By signing, I hereby accept, acknowledge and agree to the terms and conditions as stated above in this Employment Agreement including the Attachments incorporated herein by reference.

On this day of August 27, 2020

Christine A Kowalczyk

OFFER LETTER ADDENDUM

Severance Provisions; Agreement to Arbitrate

On behalf of Support.com, Inc., a Delaware Corporation ("the Company"), we are pleased to offer you this addendum ("Addendum") to your employment Offer Letter with the Company (collectively the Offer Letter and this Addendum are referred to herein as the "Agreement").

This offer is intended to comply with, or be exempt from, the requirements of new Section 409A ("Section 409A") of the Internal Revenue Code of 1986, as amended (the "Code"), as applicable, but the Company does not guarantee the tax treatment associated with the terms set forth in this offer and by signing this offer you acknowledge and agree that you had an opportunity to consult counsel of your choice. The terms of this Addendum when accepted by all parties by signing below supplement the Offer Letter by adding the following provisions:

Severance

If your employment with the Company terminates as a result of an Involuntary Termination and you execute and deliver to the Company the Company's standard *Release Agreement* attached hereto as Attachment A (the "Release") and that Release becomes effective and irrevocable within twenty-eight (28) days following your termination date in accordance with applicable law, then you will become entitled to receive the following benefit:

On the first payroll date following the twenty-eight (28) day period after the date of your Involuntary Termination (defined below) (subject to your timely execution and effectiveness of the Release), the Company shall pay to you an amount equal **to three months of your most recent annual salary** from the Company, such payments being made in equal amounts over the **three months** following the effectiveness of the Release, paid in accordance with the Company's regular pay periods. All payments made shall be less any applicable withholdings.

Agreement to Arbitrate

a. **Mutual agreement to arbitrate and waive rights to trial by judge or jury or by class action.** In the event of any future dispute, controversy or claim that either party may have against the other, including the Company's parent, subsidiaries, or affiliates or any of their officers, directors, shareholders, representatives, attorneys, agents, or assigns in their capacity as such or otherwise, arising from or relating to this Agreement or the CIIA, its breach, any matter addressed by this Agreement or the CIIA, and/or my employment with the Company through your separation date, you and the Company agree to resolve any such dispute (collectively, the "Claims") by arbitration in accordance with this Agreement. Notwithstanding the foregoing, the parties agree that this "Agreement to Arbitrate" in this Addendum shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of the other party's intellectual property or proprietary information. In the event of any conflict between this "Agreement to Arbitrate" on the one hand, and any conflicting terms in the Offer Letter or CIIA, this "Agreement to Arbitrate" provision shall govern and control.

The Claims covered by this Agreement include, without limitation, claims arising out of contract law, tort law, common law, wrongful discharge law, privacy rights, statutory protections, constitutional protections, wage and hour law, California Labor Code protections, the California Fair Employment and Housing Act (which includes claims for discrimination or harassment on the basis of age, race, color, ancestry, national origin, disability, medical condition, marital status, religious creed, sex, pregnancy, gender, and sexual orientation), any similar state discrimination law, the California Family Rights Act, the federal Family and Medical Leave Act, the federal Civil Rights Acts of 1964 and 1991, as amended, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, claims for benefits (except when a benefit or pension plan specifies that its claims procedures shall culminate in an arbitration procedure different from this one), and claims for violation of any federal, state, or other governmental law, statute, regulation, or ordinance.

You agree to have all Claims determined in arbitration as provided herein in an individual capacity and not as a class action. Notwithstanding the foregoing, you acknowledge that any Claims you may have for workers' compensation, state unemployment compensation benefits and/or state disability insurance are *not* covered by this Agreement, as are any Claims that cannot, by applicable state and federal law, be submitted to arbitration.

You understand that, by this Agreement, the parties hereto are waiving their rights to have a Claim adjudicated by a court or jury, and to pursue a Claim as part of a class action.

b. **Arbitration in accordance with JAMS Rules.** Except as otherwise provided herein, arbitration shall be in accordance with the then-current JAMS Employment Arbitration Rules and Procedures before a single neutral arbitrator who is selected in accordance with the Rules. The arbitration shall take place in a mutually agreed location. The arbitrator shall apply the substantive law of California, or federal law, or both, as applicable to the Claim asserted. Each party shall have the right to take written discovery and depositions as provided for under the California Code of Civil Procedure, as well as to subpoena witnesses and documents for discovery and for arbitration. Each party shall be entitled to all types of remedies and relief otherwise available in court.

The arbitrator shall have the exclusive authority to resolve any dispute relating to the formation, interpretation, applicability, or enforceability of this Agreement, including, without limitation, any Claim that all or any part of this Agreement is void or voidable. The arbitrator's decision shall be a reasoned decision in writing, revealing the essential findings and conclusions forming the basis of the award, and shall be final and binding on the parties.

c. **Costs and Fees**. For any Claims arbitrated pursuant to this Agreement, the Company will advance all costs of the arbitration that would not be incurred by the parties if the dispute were litigated in court, namely, the fees of the arbitrator and any arbitration association administrative fees and similar charges. The Company shall also pay for reasonable travel costs you incur to attend the arbitration in San Mateo County, California.

d. **Exclusive Forum**. Arbitration as described herein will be the exclusive forum for any Claims arising under the Employment Agreement. The arbitration decision shall be final, conclusive and binding on both parties and any arbitration award or decision may be entered in any court having jurisdiction. The Parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award.

Definitions

For purposes of this Addendum, the following definitions shall be in effect:

"Involuntary Termination" means either: (a) that your employment is terminated by the Company without Cause or (b) that you resign for Good Reason (as defined below). You may terminate your employment hereunder for Good Reason upon satisfaction of the following requirements: (A) notifying the Company within ninety (90) days after the occurrence of the act or omission constituting grounds for the Good Reason termination, (B) providing the Company at least thirty (30) days to correct such act or omission, and (C) upon the Company's failure to take such corrective action within such thirty (30)-day period, giving the Company written notice of such Good Reason termination within five (5) business days thereafter, with such Good Reason termination to be effective immediately upon delivery of such notice to the Company. In order to receive any benefits upon termination, (i) the Release must be signed by you (or your heirs in the case of your death) and must become effective/irrevocable within twenty-eight (28) days following your Involuntary Termination date in accordance with applicable law, and (ii) you must return all Company property. You are permitted to retain copies of Company documents obtained in the normal course ofyour work for the Company that relate to potential claims you have against the Company, so long as you return duplicate copies to the Company in a reasonable amount of time after your termination. The foregoing does not permit you to disclose any documents retained after your termination to any third party other than your attorney, government agency, court, or arbitrator. An Involuntary Termination does not include a termination by reason of your death or Permanent Disability.

"Permanent Disability" means your inability to perform the essential functions of your position with or without reasonable accommodation for a period of one hundred twenty (120) consecutive days because of your physical or mental impairment.

"Cause" means a determination in the reasonable good faith of the Company that you have: (a) engaged in any act of fraud or embezzlement; (b) engaged in any act in violation of the law that causes or could be reasonably expected to cause harm to the operations or reputation of the Company; (c) breached your fiduciary duty to the Company; (d) unreasonably refused to perform the lawful written instructions of your supervisor(s); (e) engaged in willful misconduct or gross negligence that causes or could be reasonably expected to cause harm to the operations or reputation of the Company; (f) willfully breached the Confidential Information and Invention Assignment Agreement; or (g) made any willful unauthorized use or disclosure of confidential information or trade secrets of the Company (or any parent or subsidiary).

"Good Reason" means (a) your employment duties or responsibilities are materially diminished by the Company without your prior consent; (b) the relocation of your primary place of employment more than fifty miles from the Company's office currently in Sunnyvale, California; (c) a material uncured breach by the Company of its obligations under the terms of this Offer Letter; or (d) a material reduction in the annual rate of your base salary by the Company.

"Separation from Service" means your cessation of employee status and shall be deemed to occur at such time as the level of the bona fide services you are to perform in employee status (or as a consultant or other independent contractor) permanently decreases to a level that is not more than 20% of the average level of services you rendered in employee status during the immediately preceding thirty-six (36) months (or such shorter period for which you may have rendered such service). Any such determination as to Separation from Service, however, shall be made in accordance with the applicable standards of the Treasury Regulations issued under Section 409A as determined by the Company.

Section 409A.

a. The parties hereto intend that all benefits and payments to be made hereunder will be provided or paid in compliance with, or as exempt from, all applicable provisions of section 409A of the Code and the regulations issued thereunder, and the rulings, notices and other guidance issued by the Internal Revenue Service interpreting the same, and this Agreement shall be construed and administered in accordance with such intent. The parties also agree that this Agreement may be modified, as reasonably requested by either party, to the extent necessary to comply with all applicable requirements of, and to avoid the imposition of any additional tax, interest and penalties under, the section 409A of the Code in connection with, the benefits and payments to be provided or paid hereunder. Any such modification shall maintain the original intent and benefit of the applicable provision of this Agreement, to the maximum extent possible without violating section 409A of the Code.

b. In accordance with Section 1.409A-3(d) of the Treasury Regulations, a payment under this Agreement will be treated as made on the designated payment date if the payment is made (i) at such date or a later date within the same calendar year, or if later, by the 15th day of the third month following the date designated in this Agreement or (ii) at a date no earlier than 30 days before the designated payment date (provided that I may not, directly or indirectly, designate the year ofpayment).

c. Notwithstanding any provision in this Agreement to the contrary, the following special provisions shall govern the payment date of my cash severance payment in the event that payment is deemed to constitute an item of deferred compensation under Section 409A:

(i) The severance payment will be paid to you on the first payroll date following the twenty-eight (28) day period after your Separation from Service (subject to your timely execution and effectiveness of this Release) and

(ii) Notwithstanding clause (i) above, no payments or benefits to which I become entitled under this Agreement that constitute a deferral of compensation within the meaning of Code Section 409A shall be made or paid to me prior to the *earlier* of (i) the expiration of the six (6)-month period measured from my Separation Date or (ii) the date of my death, if I am deemed at the time of such Separation from Service to be a "specified employee" within the meaning of that term under Code Section 409A and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A(a)(2). Upon the expiration of the applicable deferral period, all payments deferred pursuant to this paragraph shall be paid to me in a lump sum on the next scheduled payroll date.

d. With regard to reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year and (iii) such payments shall be made on or before the last day of Executive's taxable year following the taxable year in which the expense occurred. In addition, any gross-up payment shall be made by the end of the executive's taxable year following the taxable year in which the related taxes are remitted to the taxing authorities.

Each payment under this Agreement is intended to be a "separate payment" and not one of a series of payments for purposes of Section 409A.

ATTACHMENT A
TO OFFER LETTER ADDENDUM

SUPPORT.COM RELEASE TERMS

General Release. I, ____________________, on behalf of myself, my heirs, representatives and assigns, I hereby fully and forever release and discharge Support.com, Inc. (the "Company") as well as its past and present affiliates, subsidiaries, agents, related entities, officers, directors, shareholders, employees, attorneys, insurers, predecessors, successors, representatives, heirs and assigns (collectively, "Releasees"), from any and all claims, causes of action, suits, debts, and demands of any and every kind, nature and character, presently known and unknown, arising from or relating to any act or omission occurring prior to the date I sign this Agreement (collectively, "Claims").

Examples of Claims. The Claims I am releasing and discharging include, but are not limited to, Claims arising from and related to my recruitment, hiring, employment and termination of employment with the Company, including Claims under federal, state and local non-discrimination laws such as Title VII of the Civil Rights Act of 1964 as amended, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Employee Retirement and Income Security Act of 1974 as amended ("ERISA"), the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967 as amended ("ADEA"), the Fair Employment and Housing Act and under any and all other applicable federal, state and local laws; Claims for breach of express and implied contractual obligations, misrepresentation, infliction of emotional distress, violation of public policy, defamation, monetary damages and any other form of personal relief, attorneys' fees and costs.

Known & Unknown Claims. In furtherance of my intent to fully and forever release and discharge the Releasees from any and all Claims, *"presently known and unknown,"* I am waiving and releasing all rights and benefits afforded to me, if any, under Section 1542 of the California Civil Code, or under a comparable state law applicable to me. I understand that California Civil Code Section 1542 provides as follows (parentheticals added):

> A general release does not extend to claims which the creditor (e.g., me) does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor (e.g., the Company).

I understand that this means that, if I later discover facts different from or in addition to those that I now know or believe to be true, that my release and discharge of all Claims under this Agreement shall be and remain in full force and effect in all respects notwithstanding such different or additional facts or my later discovery of such facts.

Exclusions. I understand that my release and discharge of all Claims under this Agreement excludes any claim(s) I may have for:

- ☐ unemployment, disability and paid family leave insurance benefits, if any such benefit programs apply to me, pursuant to the terms of applicable state law;
- ☐ workers' compensation insurance benefits pursuant to Division 4 of the California Labor Code (or comparable law of another state applicable to me) under any worker's compensation insurance policy or fund of the Company;
- ☐ continued participation in the Company's group health benefit plans pursuant to the terms and conditions of the federal law known as "COBRA;"

- any benefit entitlement(s) vested as of my Separation Date, pursuant to written terms of any applicable employee benefit plan sponsored by the Company and governed by the federal law known as "ERISA";
- any stock and option shares vested as of my Separation Date, pursuant to the written terms and conditions of any stock and/or option grant by the Company to me existing before my Separation Date;
- violation of any federal, state or local statutory and/or public policy right or entitlement that, by applicable law, is not waivable; and
- any wrongful act or omission by any Releasee occurring after the date I sign this Agreement.

Confidentiality. I agree that I will not disclose to others the fact or terms of this Agreement, except that I may disclose such information to my spouse, and to my attorneys and accountants in order for them to render professional services to me.

Continuing Rights and Obligations.

I acknowledge and affirm that I have ongoing obligations to the Company after my Separation Date, under the *Confidential Information and Invention Assignment Agreement* that I signed in connection with my employment with the Company and a copy of which is attached hereto as **Attachment 1** ("CIIA").

I understand that nothing in this Agreement prevents or prohibits me from (i) filing a claim with a government agency that is responsible for enforcing a law, (ii) providing information regarding my former employment relationship with the Company, as may be required by law or legal process, or (iii) cooperating, participating or assisting in any government or regulatory entity investigation or proceeding pertaining to the Company.

However, I also understand that, because the Claims I am releasing and discharging under this Agreement include all claims *"for monetary damages and any other form of personal relief"* (see the section entitled "Examples of Claims" above), I may only seek and receive non-personal forms of relief through any claim I may file with a government agency.

I also understand and agree that, even if required by subpoena to provide testimony, or otherwise to cooperate, participate or assist in any legal, government or regulatory proceeding that pertains to my former employment with the Company, I shall promptly give written notice to the Company's Chairman of the Board (with attention to the Legal Department) that I have been requested or required to violate my CIIA in connection with or during such testimony, legal, government or regulatory proceeding, so that the Company may take legal action to protect its rights under my CIIA.

No Admission of Wrongdoing; No Disparagement. I agree that neither the fact nor any aspect of this Agreement is intended, or should be construed at any time, to be an admission of liability or wrongdoing by either me or by any of the Releasees. I further agree not to make, or encourage any other person to make, any negative or disparaging statements, as fact or as opinion, about any of the Releasees or their products, services, vendors, customers, or prospective customers, or any person acting by, through, under or in concert with any of them.

Agreement Deadline; Revocation Period; Effective Date. I understand that:

I have been advised by the Company to consult with an attorney of my own choosing before signing this Agreement and returning it to the Company on or before the Agreement Deadline.

The ***last date*** I can sign this Agreement is twenty-one ***(21) days after my Separation Date*** ("Agreement Deadline").

For seven (7) days after the date I actually sign this Agreement, I may revoke it ("Revocation Period"). If I revoke this Agreement, I must deliver written notice of my revocation to the Company, no later than the seventh day after the date I signed this Agreement.

The "Effective Date" of this Agreement will be the date I have signed it, *provided that* I have returned to the Company my signature agreement to this Agreement and I have not timely revoked it during the Revocation Period. I understand that this Agreement, as signed by me, and any notice of revocation, should be delivered by U.S. mail, hand or overnight delivery or facsimile to the number below

Human Resources & Legal Departments, Support.com
1200 Crossman Avenue, Suite 210, Sunnyvale, CA 94089
Confidential Facsimile No: 650-482-3761

Complete Agreement; Changes. In signing this Release Agreement and it becoming effective, I represent and warrant that I am not relying on any statements, representations, negotiations, promises or agreements that are not expressly set forth in this Release Agreement. I also understand and agree that:

- ☐ this Agreement contains my entire understanding, and the entire agreement by me, with respect to the matters covered herein; and
- ☐ this Agreement merges, cancels, supercedes and replaces all prior statements, representations, negotiations, promises or agreements relating to the subjects covered by this Agreement that may have been made by any of the Releasees, including (but not limited to) my offer letter from the Company, except (i) my CIIA which remains in full force and effect in accordance with its terms, (ii) the benefit plans and agreements referenced in Section 3.c.(4)-(5), above, and (iii) any debt obligation I owe to the Company; and
- ☐ this Agreement cannot be changed except by another written agreement signed by me and approved by the Compensation Committee of the Board.

I HAVE READ THE FOREGOING RELEASE AGREEMENT. I UNDERSTAND IT AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING THE RIGHT TO SUE FOR AGE DISCRIMINATION, HARASSMENT AND RETALIATION UNDER THE ADEA. I AM AWARE OF MY RIGHT TO CONSULT WITH AN ATTORNEY OF MY OWN CHOOSING BEFORE SIGNING THIS RELEASE AGREEMENT, AND I HAVE BEEN ADVISED TO UNDERTAKE SUCH CONSULTATION. I SIGN THIS RELEASE AGREEMENT FREELY AND VOLUNTARILY, WITHOUT COERCION OR DURESS.

EMPLOYEE

[TO BE SIGNED IN THE EVENT OF A TERMINATION WITH SEVERANCE]

____

Dated: ________________

Name: ________________

Please return a signed copy to:

Human Resources & Legal Departments
Support.com, Inc.
1200 Crossman Avenue, Suite 210, Sunnyvale, CA 94089
Confidential Facsimile No: 650-482-3761